Exhibit 99.1

RareGen, LLC

Contents

Financial Statements

Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	2

Statements of Operations (Unaudited) for the nine months ended September 30, 2020 and September 30, 2019	3

Statements of Changes in Members’ Equity (Unaudited) for the nine months ended September 30, 2020 and September 30, 2019	4

Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2020 and September 30, 2019	5

Notes to Financial Statements (Unaudited)	6 - 16

RareGen, LLC

Balance Sheets

	September 30, 2020 (Unaudited)	December 31, 2019
Assets

Current assets:
Cash and cash equivalents	$10,699,389	$3,563,490
Accounts receivable	-	3,697,731
Prepaid expenses	30,685	43,844

Total current assets	10,730,074	7,305,065

Non-current assets
Property, plant and equipment, net	81,871	69,952
Intangibles, net	13,666,667	16,666,667
Deposits	2,464	2,464

Total assets	$24,481,076	$24,044,148

Liabilities and Members’ Equity

Current liabilities:
Accounts payable	$75,528	$16,028
Accrued compensation	128,974	206,015
Due to related party	27,244	49,784
Accrued litigation costs	1,293,081	226,704
Litigation finance payable	1,777,236	―
Profit sharing liability	541,232	―
Other accrued expenses	64,735	51,679

Total current liabilities	3,908,030	550,210

Total liabilities	3,908,030	550,210

Members’ equity	20,573,046	23,493,938

Total liabilities and members’ equity	$24,481,076	$24,044,148

See accompanying notes to financial statements.

RareGen, LLC

Statements of Operations (Unaudited)

Nine months ended September 30,	2020	2019
Net service revenue	$3,037,665	$6,795,318

Litigation expense	3,162,808	4,532,549
Payroll expense	1,680,204	2,334,510
Contract support, general and administrative	833,273	898,370
Management fee	180,000	240,000
Research and development	121,366	23,888

Total operating expenses	5,977,651	8,029,317

Loss from operations	(2,939,986)	(1,233,999)

Interest income	19,094	12,481
Other expense	―	(53)

Total other income, net	19,094	12,428

Net loss	$(2,920,892)	$(1,221,571)

See accompanying notes to financial statements.

RareGen, LLC

Statements of Changes in Members’ Equity (Unaudited)

	Common Units	Contributed Capital	Members’ Deficit	Total
Balance, December 31, 2019	10,000	$24,200,000	$(706,062)	$23,493,938

Net loss	―	―	(2,920,892)	(2,920,892)

Balance, September 30, 2020	10,000	$24,200,000	$(3,626,954)	$20,573,046

Balance, December 31, 2018	10,000	$22,000,000	$(1,115,836)	$20,884,164

Net loss	―	―	(1,221,571)	(1,221,571)

Capital contribution	―	2,200,000	―	2,200,000

Balance, September 30, 2019	10,000	$24,200,000	$(2,337,407)	$21,862,593

See accompanying notes to financial statements.

RareGen, LLC

Statements of Cash Flows (Unaudited)

Nine months ended September 30,	2020	2019
Cash flows from operating activities:
Net loss	$(2,920,892)	$(1,221,571)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,003,801	2,337,135
Changes in operating assets and liabilities:
Accounts receivable	3,697,731	(4,402,545)
Prepaid expenses	13,159	(15,635)
Accounts payable	59,500	(69,808)
Accrued compensation	(77,041)	101,854
Due to related party	(22,540)	(23,471)
Profit sharing liability	541,232	―
Accrued litigation costs	1,066,377	1,564,691
Accrued expenses	13,056	23,071

Net cash provided by (used in) operating activities	5,374,383	(1,706,279)

Cash flows from investing activities:
Purchase of property and equipment	(15,720)	(25,050)

Net cash used in investing activities	(15,720)	(25,050)

Cash flows from financing activities:
Proceeds from capital contributions	―	2,200,000
Proceeds from litigation finance arrangement	1,777,236	―

Net cash provided by financing activities	1,777,236	2,200,000

Increase in cash and cash equivalents	7,135,899	468,671

Cash and cash equivalents, beginning of period	3,563,490	1,080,784

Cash and cash equivalents, end of period	$10,699,389	$1,549,455

See accompanying notes to financial statements.

RareGen, LLC

Notes to Financial Statements (Unaudited)

1.            Background and Organization

Nature of Business

The Company was formed on July 16, 2018, as a Limited Liability Company (“LLC”) under State of Delaware statutes. Under the terms of the LLC Operating Agreement, the term of the Company continues in perpetuity.

RareGen, LLC (the “Company”) provides strategy, commercialization, and investment support to companies developing therapeutics addressing rare diseases. The Promotion Agreement, executed on August 1, 2018, with Sandoz, Inc. (“Sandoz”) is the Company’s first partnership, in which the parties launched the first-to-file generic of Treprostinil Injection for the treatment of patients with pulmonary arterial hypertension (“PAH”).

2.            Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") as determined by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC").

These unaudited interim financial statements should be read in conjunction with the audited annual financial statements and notes to the audited annual financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with an initial maturity of three months or less. Cash equivalents include money market accounts.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to certain limits. At September 30, 2020 and December 31, 2019, the Company had approximately $10,449,000 and $3,313,000, respectively, in excess of FDIC-insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable

Accounts receivable balances are monitored by management to determine if they are uncollectible. The Company has recorded no allowance for doubtful accounts at September 30, 2020 and December 31, 2019.

RareGen, LLC

Notes to Financial Statements (Unaudited)

2.            Summary of Significant Accounting Policies (continued)

Credit risk and concentrations

One customer accounted for 100% of total accounts receivable and net service revenue for all periods presented in these financial statements.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. The costs of major repairs and maintenance that extend the useful life of the asset are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Impairment of Long-lived Assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. No impairment losses were recorded for long-lived assets during the periods ended September 30, 2020 or September 30, 2019, respectively.

Intangible Assets

Intangible assets that have finite useful lives are amortized by the Company using the straight-line method over their estimated useful lives and are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets are considered impaired if the fair value of the intangible assets is lower than carrying value. The fair value of intangible assets is determined based upon the present value of expected future cash flows using discount rates commensurate with the risks involved in the asset, or upon estimated replacement cost. The Company did not incur any impairment charges to intangible assets during the periods ended September 30, 2020 or September 30, 2019, respectively.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases are amortized on a straight-line basis over the term of the lease.

Fair Value of Financial Instruments

The Company’s investments in cash equivalents are carried in the financial statements at fair value with changes recorded through earnings. Additionally, estimates of fair value for certain assets may be necessary from time to time if impairment concerns are present. For such measurements, the Company has adopted FASB guidance on fair value measurements.

RareGen, LLC

Notes to Financial Statements (Unaudited)

2.            Summary of Significant Accounting Policies (continued)

The provisions of the guidance provide a framework for measuring fair value under GAAP and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This guidance requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

This guidance also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels:

Level 1	–	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	–	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices identical or similar assets and liabilities in markets that are not active.

Level 3	–	Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The Company’s financial instruments include its cash equivalents, accounts receivable, accounts payable, and due to related party. As previously stated, the Company’s investments in cash equivalents are recorded at fair value. The carrying values for the Company’s other financial instruments, excluding the related party instrument, are believed to approximate fair values due to their short-term nature. The carrying values associated with related party financial instruments cannot be presumed to approximate fair value due to the absence of comparable transactions with third parties.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of Topic 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, the company assesses the promised goods or services in the contract and identifies each promised good or service that is distinct.

RareGen, LLC

Notes to Financial Statements (Unaudited)

2.            Summary of Significant Accounting Policies (continued)

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company evaluates any non-cash consideration, consideration payable to the customer, and whether consideration contains a significant financing element in determining the transaction price.

Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service to a customer.

On August 1, 2018, the Company partnered with Sandoz in a Promotion Agreement (the “Promotion Agreement”) to launch the first-to-file generic of Treprostinil Injection for the treatment of patients with PAH. Under the Promotion Agreement, the Company provides certain promotional and nonpromotional activities on an exclusive basis for the product in the United States of America for the treatment of PAH, in exchange for a share of Sandoz’s net profits, as defined within the Promotion Agreement. In addition, the Company paid Sandoz $20 million at the inception of the Promotion Agreement, in consideration for the right to conduct the promotional activities for the product. In exchange for its services, the Company is entitled to receive a portion of net profits based on specified profit levels associated with the product.

The Company determined that certain activities within the contract are within the scope of ASC 808, Collaborative Arrangements. The commercialization of the product is a joint operating activity where the Company will provide promotional activities for Sandoz’s intellectual property and Sandoz will be responsible for items such as supply of the product, distribution to customers, managing sales, returns, and regulatory matters, and protection of patents. Both parties will be active participants, each carrying out its assigned responsibilities, and participating in the joint operating activity and will share in the risks and rewards of the commercialization through the profit-sharing arrangement.

In addition, the Company determined that the services provided under the Promotion Agreement fall within the scope of Topic 606. While this is the Company’s first income-generating contract, the promotional activities the Company will perform are one of the services the Company expects to provide as part of its ordinary activities, and it is receiving consideration for this service from Sandoz in the form of a share of future net profits. The Company has one combined performance obligation under the Promotion Agreement, which is to perform promotional and non-promotional activities to encourage the appropriate use of the product in accordance with the product labeling and applicable law. As such, and in accordance with ASU 2018-18: Clarifying the Interaction between Topic 808 and Topic 606, the Company will account for the entire Agreement under Topic 606.

RareGen, LLC

Notes to Financial Statements (Unaudited)

2.            Summary of Significant Accounting Policies (continued)

The share of net profits due to the Company under the Promotion Agreement represents variable consideration as described in Topic 606 that is subject to a number of uncertainties, including the level of acceptance the product achieved from health care providers that must prescribe the product to their patients, or by payors such as insurers who must add the product to their list of covered drugs, “gross to net” revenue adjustments, Sandoz’s costs, and competition from other generics that have or may enter the market. As such, the recognition of revenue will be over time and limited to the amount that is receivable based on the net profit hurdles achieved to date. The Company will receive payments representing its share of net profits on a quarterly basis based on net profits payable from Sandoz to date during the term of the Promotion Agreement.

The $20 million paid by the Company to Sandoz as consideration payable to the customer has been recorded as an asset that will be amortized on a straight-line basis into income as contra revenue over the initial five-year term of the contract.

The Promotion Agreement has customary termination provisions for breach, bankruptcy of one of the parties, withdrawal of marketing approval, and safety concerns. Both parties have the right to terminate the Promotion Agreement before the end of the initial term in certain circumstances including if net profits targets are not reached or after aggregate net profits received by the other party has reached a specified hurdle.

The product was launched in March of 2019. For the nine-month period ended September 30, 2020, the Company recognized revenues for its share of net profits under the Promotion Agreement of approximately $3.0 million including contra revenue of approximately $3.0 million, related to the amortization of the upfront payments. For the nine-month period ended September 30, 2019, the Company recognized revenues for its share of net profits under the Promotion Agreement of approximately $6.8 million including contra revenue of approximately $2.3 million. At September 30, 2020 and December 31, 2019, the unamortized balances of the upfront payments made to Sandoz were approximately $13.7 million and $16.7 million, respectively, which are included in Intangibles, net in the Company’s Balance sheet.

Amendments to the Promotion Agreement with Sandoz

On May 8, 2020, the first amendment to the Promotion Agreement with Sandoz became effective. The significant provisions of the first amendment are as follows:

Sandoz and the Company will share any litigation proceeds in the current lawsuit or any future lawsuit they bring against United Therapeutics Corporation and Smiths Medical ASD, Inc. (“Smiths”). The parties will also share equally in any losses incurred and approved expenses incurred in connection with this litigation. Note 7 includes a description of the circumstances regarding this litigation.

On September 4, 2020, the second amendment to the Promotion Agreement with Sandoz became effective. This second amendment extended Sandoz’s waiver of its right to terminate the Promotion Agreement for a change in control of the Company upon consummation of the Merger Transaction (as defined below) from September 30, 2020 to December 31, 2020.

As a result of the Merger Transaction discussed further below, certain provisions of the first and second amendments to the Promotion Agreement with Sandoz were triggered and became effective on the Closing Date (see Note 11).

RareGen, LLC

Notes to Financial Statements (Unaudited)

2.            Summary of Significant Accounting Policies (continued)

Merger Transaction with Liquidia Technologies

As described further below in Note 11, Liquidia Technologies, Inc. (“Liquidia Technologies”), Liquidia Corporation (together with Liquidia Technologies, “Liquidia”), Gemini Merger Sub I, Inc., a then-wholly owned subsidiary of Liquidia Corporation (“Liquidia Merger Sub”), Gemini Merger Sub II, LLC, a then-wholly owned subsidiary of Liquidia Corporation (“RareGen Merger Sub”), PBM RG Holdings, LLC and the Company entered into an Agreement and Plan of Merger on June 29, 2020, as amended (the “Merger Agreement”). Pursuant to the Merger Agreement, on November 18, 2020 (the “Closing Date”), Liquidia Merger Sub merged with and into Liquidia Technologies (the “Liquidia Technologies Merger”) and RareGen Merger Sub merged with and into the Company (the “RareGen Merger” and, together with the Liquidia Technologies Merger, the “Merger Transaction”). Upon consummation of the Merger Transaction on the Closing Date, the separate corporate existences of Liquidia Merger Sub and RareGen Merger Sub ceased and Liquidia Technologies and the Company continue as wholly owned subsidiaries of Liquidia Corporation.

New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires companies with leases to recognize on their balance sheets the assets and liabilities generated by contracts longer than a year. The total value is calculated based on the present value of the future lease payments and the expense is recognized over the life of the lease on a straight-line basis. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02. The main provision of ASU 2020-05 allows entities to elect to adopt the guidance for fiscal years beginning after December 15, 2021. Early application continues to be permitted, which means that an entity may choose to implement Topic 842 before the deferred effective date. The Company has not adopted Topic 842 and is currently evaluating the implications of this standard.

3.             Cash and Cash equivalents

Cash and Cash equivalents consisted of the following:

	September 30, 2020	December 31, 2019
Cash	$822,790	$111,079
Cash equivalents	9,876,599	3,452,411
Total	$10,699,389	$3,563,490

RareGen, L LC

Notes to Financial Statements (Unaudited)

4.           Intangible Assets

Intangible assets consisted of the following:

	September 30, 2020
	Gross Carrying Amount	Accumulated Amortization	Intangibles, Net
Up-front payments to Sandoz (the Customer)	$20,000,000	$6,333,333	$13,666,667

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Intangibles, Net
Up-front payments to Sandoz (the Customer)	$20,000,000	$3,333,333	$16,666,667

Amortization expense for the nine months ended September 30, 2020 and 2019 was $3,000,000 and $2,333,333, respectively.

5.           Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	September 30, 2020	December 31, 2019
Computer hardware	$17,375	$17,375
Office equipment	7,968	7,968
Construction in progress	65,820	50,100
	91,163	75,443
Less accumulated depreciation	(9,292)	(5,491)
	$81,871	$69,952

6.           Related Party Transactions

The Company entered into a management Agreement effective August 7, 2018 with a PBM Capital Group, a related party of the Company, to provide accounting, administrative, management and other services to the Company. In connection with the management Agreement, the Company pays a management fee to PBM Capital Group in the amount of $40,000 per month. Effective April 1, 2019, the management Agreement was amended and the management fee was reduced to $20,000 per month. Management fees in the amount of approximately $180,000 and $240,000 were expensed for the periods ended September 30, 2020 and September 30, 2019, respectively. The amounts are shown in the accompanying statements of operations.

RareGen, LLC

Notes to Financial Statements (Unaudited)

7.            Commitments and Contingencies

Litigation

On April 16, 2019, the Company and Sandoz (together the “Plaintiffs”), asserted that the defendants, United Therapeutics and Smiths, violated the Sherman Act and impeded unlawfully in the competition for a new generic drug that treats PAH (the “Litigation”). As described in Note 2, the Plaintiffs launched the first-to-file generic of Treprostinil Injection for the treatment of patients with PAH. The Plaintiffs allege that United Therapeutics prohibited specialty pharmacies from dispensing the cartridges necessary for Treprostinil to be administered through subcutaneous injection for use with generic Treprostinil. The Plaintiffs asked the court to stop the defendants from denying patients access to the cartridges and sought a preliminary injunction to attain access to them. As of September 30, 2020, the Litigation is still in process. As discussed in Note 11, on November 6, 2020, the Plaintiffs entered into a Binding Term Sheet Agreement (the “Term Sheet”) with Smiths in order to resolve the outstanding Litigation solely with respect to disputes between Smiths, the Company and Sandoz. Pursuant to the Term Sheet, among other things, Smiths made a settlement payment of $4.25 million to the Plaintiffs and the parties agreed to negotiate in good faith to reduce the Term Sheet to a definitive settlement agreement. Also refer to Note 11.

Various legal claims may also arise from time to time in the normal course of business, which, in the opinion of management, will not have a material effect on the financial position or results of operations of the Company.

Litigation Financing Agreement

On June 4, 2020 the Company entered into a financing Agreement (“Financing Agreement”) with Henderson SPV, LLC (“Henderson”) to cover the prospective costs of the Litigation with United Therapeutics Corporation and Smiths, from the date of the Financing Agreement, in consideration for a share of the Litigation proceeds. The share is a fixed percentage based on the Litigation proceeds with various Litigation proceed ranges. In the case where the Company has no proceeds from the Litigation, Henderson will not be owed, by the Company, the Litigation expenses that were previously financed. However, in the case where proceeds are received from the Litigation, Henderson will receive the repayment of any funds advanced to the Company as well as a percentage of any excess proceeds in accordance with the terms of the Financing Agreement. Under ASC 470-10-25-2, the proceeds received from Henderson have been recorded as debt on the Company’s balance sheet because the Company is actively involved in the management of the Litigation. As of September 30, 2020, litigation costs totaling $1,777,236 have been financed by Henderson.

RareGen, LLC

Notes to Financial Statements (Unaudited)

8.            Members’ Equity

The Company accounts for the common units pursuant to the LLC Agreement (the “LLC Agreement”). The Company has the authority to issue common units. At September 30, 2020 and December 31, 2019, the number of common units authorized, issued, and outstanding was 10,000. Each common unit holder or member shall be entitled to one vote per common unit on any matter voted upon by the members of the Company. Such vote may be taken at a meeting of the members or by written consent.

Under the terms of the LLC Agreement, allocations of profits, losses, and distributions are in the following priorities:

Profits for any fiscal year or any other period, other than Profits from a Terminating Capital Transaction, as defined in the LLC Agreement, shall be allocated to the Members on a pro rata basis in proportion to respective Unit Percentages, as defined in the LLC Agreement.

Losses for any fiscal year or any other period, other than Losses from a Terminating Capital Transaction, shall be allocated to the Members to the extent of and in proportion to their respective positive Capital Account balances and, thereafter, to the Members on a pro rata basis in proportion to their respective Unit Percentages.

Cash Distributions: The Company may, in the sole and absolute discretion of the Board, distribute annually to the Members (or in the Board's discretion, more frequently) an amount not to exceed Distributable Cash, as defined in the LLC Agreement, for such fiscal year or other period, or the net proceeds to the Company from any financing or refinancing to the Members on a pro rata basis in proportion to their respective Unit Percentages. As an LLC, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements.

9.            COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The resulting impact of COVID-19 on the economic environment has been significant and the continued impact on business activity may include but not be limited to:

1.	Reduced demand for goods and services due to economic uncertainty;

2.	Disruption of global supply chains due to restrictions placed on the movement of people and goods;

3.	Lack of investment in capital improvements and construction, reducing demand for many goods and services; and

4.	Reduction in market prices for commodities and financial assets, including equity and debt instruments.

RareGen, LLC

Notes to Financial Statements (Unaudited)

9.             COVID-19 (continued)

The full impact of the COVID-19 outbreak continues to evolve as of the date of these financial statements. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s future financial condition, liquidity, and results of operations. Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the future effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity.

Known and direct impacts to the Company’s business activities include the following:

•	The Company’s primary service relates to a life-sustaining, critical pharmaceutical for patients. As such, the demand for the service is directly impacted by these patient’s needs. The success of the Company’s business is dependent on the distribution and supply chain of Sandoz.

•	Since the Company’s sales force is not physically active in the field and virtual interactions with health care professionals are limited, this has had and may continue to have an impact on the near-term growth of its business.

10.           CARES Act

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the Small Business Administration Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

The Company has examined the impact that the CARES Act may have on its business and currently the Company does not believe there is an impact from the CARES Act. The Company will continue to examine any impact the CARES Act has on its financial condition, results of operations, or liquidity.

11.          Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition and/or disclosure through February 2, 2021, the date these financial statements were available to be issued.

On November 6, 2020, the Plaintiffs entered into the Term Sheet with Smiths. In accordance with the Term Sheet, among other things, the Plaintiffs received a payment of $4.25 million (the “Settlement Proceeds”), which was split between the Plaintiffs equally, and the parties agreed to negotiate in good faith to reduce the Term Sheet to a definitive settlement Agreement. In addition, pursuant to the Term Sheet, Smiths disclosed and made available to the Plaintiffs certain specifications and other information related to the cartridge that Smiths developed and manufactures for use with the CADD-MS 3 Infusion pump (the “CADD-MS 3 Cartridge”). Pursuant to the Term Sheet, Smiths also granted the Plaintiffs a non-exclusive, royalty-free license in the United States to Smiths’ patents and copyrights associated with the CADD-MS 3 Cartridge and certain other information for use of the CADD-MS 3 pump and the CADD-MS 3 Cartridge.

In accordance with the terms of the Financing Agreement, upon receipt of the Settlement Proceeds, the Company paid $1.4 million of the Settlement Proceeds to Henderson.

On October 13, 2020, the Company received approximately $286,000 in funding from Henderson pursuant to the Financing Agreement described in Note 7 above.

The Company is indemnified through the Litigation Funding and Indemnification Agreement, dated as of November 17, 2020, by and between PBM RG Holdings and the Company.

RareGen, LLC

Notes to Financial Statements (Unaudited)

11.          Subsequent Events (continued)

On the Closing Date, Liquidia and the Company completed the Merger Transaction. Upon completion of the Merger Transaction, the Company and Liquidia Technologies are wholly owned subsidiaries of Liquidia Corporation. On the Closing Date, the Company’s members received an aggregate 5,550,000 shares of Liquidia Corporation common stock, $0.001 par value per share (“Liquidia Corporation Common Stock”). Furthermore, on the Closing Date, 616,666 shares of Liquidia Corporation Common Stock were withheld from the Company’s members to secure the indemnification obligations of the Company’s members pursuant to the Merger Agreement. The Company’s members are also entitled to receive up to an aggregate of 2,708,333 shares of Liquidia Corporation Common Stock, based on the amount of 2021 net sales achieved under the Promotion Agreement. Additionally, on the Closing Date, the Company’s members received their respective pro rata portion of the Company’s cash in excess of $1 million.

Upon the closing of the Merger Transaction, the Promotion Agreement term was extended until the eight-year anniversary of the First Commercial Sale (as defined in the Promotion Agreement) by Sandoz and shall automatically renew for successive two-year terms unless earlier terminated pursuant to the provisions of the Promotion Agreement. In addition, among other things, upon the closing of the Merger Transaction the formula for the sharing of Net Profits (as defined in the Promotion Agreement) between Sandoz and the Company under the Promotion Agreement was modified.